AMENDMENT NO. 1
TO
INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT No.1, is made as of March 11, 2004, by and between the ADVISORS SERIES TRUST, a Delaware statutory trust, (the "Trust"), on behalf of the American Trust Allegiance Fund and American Trust Investment Advisors, LLC, (the "Advisor"), formerly the American Trust Company.

WHEREAS, the Trust and the Advisor desire to amend the Investment Advisory Agreement made between them March 5, 1999 (the "Agreement") to conform with guidance from the Securities and Exchange Commission

WHEREAS, disinterested Trustees of the Trust and full Board of Trustees have separately approved this Amendment in person at a regular quarterly meeting of the Board of Trustees on March 11, 2004.

NOW, THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.         Amendment of Paragraph 11(c)

Section 11(c) of the Agreement is modified to add the following language:

11(c). "Notwithstanding the foregoing, federal securities and certain state laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund or any shareholder of the Fund may have under any federal securities or state law."

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

ADVISORS SERIES TRUST LLC, on behalf of the American Trust Allegiance Fund By: ___________________________ Eric M. Banhazl, President	AMERICAN TRUST INVESTMENT ADVISORS, LLC By: ___________________________